Exhibit 5.1

April 15, 2011

Tranzyme, Inc.

4819 Emperor Boulevard, Suite 400

Durham, NC 27703

Re:          Securities Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 2,627,945 shares (the “Shares”) of common stock, $0.00001 par value per share (the “Common Stock”), of Tranzyme, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2001 Employee Stock Option Plan, 2001 Non-Employee Stock Option Plan, Amended and Restated 2003 Stock Option Plan and 2011 Stock Option and Incentive Plan and the Amended and Restated 2004 Stock Option Plan of Tranzyme Pharma Inc. (collectively, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation).

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP